EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated August 6, 2020, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Second Quarter 2020 Earnings
August 6, 2020, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended June 30, 2020 (“2020 Quarter”). Total revenue for the 2020 Quarter decreased to $53.2 million from $58.1 million for the quarter ended June 30, 2019 (“2019 Quarter”). Net income decreased to $10.2 million for the 2020 Quarter from $16.8 million for the 2019 Quarter. The Waycroft mixed-use development opened in April 2020 and, as of August 5, 2020, applications have been received for 217 residential leases, totaling approximately 44% of the available units, with 189 units occupied. Concurrent with the opening in April, interest, real estate taxes and all other costs associated with the residential portion of the property, including depreciation, began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, net income for the 2020 Quarter was adversely impacted by $4.6 million due to the initial operations of The Waycroft. Net income also decreased due to higher credit losses on operating lease receivables and corresponding reserves (collectively, $2.8 million). Net income available to common stockholders was $5.5 million ($0.24 per diluted share) for the 2020 Quarter compared to ($10.3 million) ($0.45 per diluted share) for the 2019 Quarter.
Same property revenue decreased $5.3 million (9.1%) and same property operating income decreased $4.4 million (9.9%) for the 2020 Quarter compared to the 2019 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses and (d) change in fair value of derivatives minus (e) gains on sale of property and (f) the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2020 Quarter totaled $29.8 million, a $3.9 million decrease from the 2019 Quarter. Mixed-Use same property operating income totaled $10.1 million, a $0.5 million decrease from the 2019 Quarter. The decrease in Shopping Center same property operating income was primarily the result of (a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $2.7 million) and (b) lower lease termination fees ($0.5 million). The decrease in Mixed-Use same property operating income was primarily the result of (a) lower parking income, net of parking expenses ($0.3 million) and (b) lower percentage rent ($0.2 million).
As of June 30, 2020, 94.7% of the commercial portfolio was leased (not including the residential portfolio), unchanged from June 30, 2019. On a same property basis, 94.7% of the commercial portfolio was leased as of June 30, 2020, compared to 95.2% at June 30, 2019. As of June 30, 2020, the residential portfolio was 67.7% leased compared to 98.1% at June 30, 2019. The decrease in Residential portfolio occupancy is primarily due to the increase in units available as a result of the opening of The Waycroft. On a same property basis, 95.3% of the residential portfolio was leased as of June 30, 2020, compared to 98.1% at June 30, 2019.
For the six months ended June 30, 2020 (“2020 Period”), total revenue decreased to $110.2 million from $117.9 million for the six months ended June 30, 2019 (“2019 Period”). Net income decreased to $27.0 million for the 2020 Period from $33.8 million for the 2019 Period. Net income available to common stockholders decreased to $16.0 million ($0.69 per diluted share) for the 2020 Period compared to $20.8 million ($0.91 per diluted share) for the 2019 Period. The decrease in net income available to common stockholders was primarily due to (a) initial operations of The Waycroft ($4.6 million), (b) higher credit losses on operating lease receivables and corresponding reserves (collectively, $2.7 million), (c) lower lease termination fees ($1.7 million) and (d) lower base rent, primarily due to the lease expiration and re-leasing of the grocery anchors at Seven Corners, which opened in March 2020, and at Shops at Fairfax, which is projected to open in the third quarter of 2020 (collectively, $0.5 million), partially offset by (e) lower interest incurred due to lower average interest rates during the period, exclusive of the impact of The Waycroft ($1.8 million), (f) lower income attributable to noncontrolling interests ($1.7 million) and (g) higher capitalized interest for 7316 Wisconsin Avenue ($1.1 million).
Same property revenue decreased $7.3 million (6.3%) and same property operating income decreased $5.7 million (6.5%) for the 2020 Period, compared to the 2019 Period. Shopping Center same property operating income decreased (7.3%) and mixed-use same property operating income decreased (4.0%). Shopping Center same property operating income decreased primarily due to

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(a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $2.6 million), (b) lower lease termination fees ($1.4 million) and (c) lower expense recoveries, net of recoverable expenses ($0.4 million). Mixed-use same property operating income decreased primarily due to (a) lower parking income, net of parking expenses ($0.4 million) and (b) lower percentage rent ($0.2 million).
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $20.0 million ($0.64 per diluted share) in the 2020 Quarter compared to $25.3 million ($0.82 per diluted share) in the 2019 Quarter. FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. Concurrent with the opening of The Waycroft in April, interest, real estate taxes and all other costs associated with the residential portion property began to be charged to expense while revenue continues to grow as occupancy increases. As a result, FFO for the 2020 Quarter was adversely impacted by $3.2 million due to the initial operations of The Waycroft. The decrease in FFO available to common stockholders and noncontrolling interests also decreased due to (a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $2.8 million) and (b) lower lease termination fees ($0.4 million), partially offset by (c) higher capitalized interest for 7316 Wisconsin Avenue ($0.6 million) and (d) lower general and administrative expenses ($0.5 million).
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and the impact of preferred stock redemptions) decreased to $45.3 million ($1.45 per diluted share) in the 2020 Period from $51.1 million ($1.66 per diluted share) in the 2019 Period. FFO available to common stockholders and noncontrolling interests decreased primarily due to (a) initial operations of The Waycroft ($3.2 million), (b) higher credit losses on operating lease receivables and corresponding reserves (collectively, $2.7 million), (c) lower lease termination fees ($1.7 million) and (d) lower base rent, primarily due to the lease expiration and re-leasing of the grocery anchors at Seven Corners, which opened in March 2020, and at Shops at Fairfax, which is projected to open in the third quarter of 2020 (collectively, $0.5 million), partially offset by (e) lower interest incurred due to lower average interest rates during the period, exclusive of the impact of The Waycroft ($1.8 million) and (f) higher capitalized interest for 7316 Wisconsin Avenue ($1.1 million).
On March 11, 2020, the World Health Organization declared a novel strain of coronavirus (“COVID-19”) a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. As a result, the COVID-19 pandemic is negatively affecting almost every industry directly or indirectly.
In the first week of April, the Company delivered The Waycroft, comprised of 491 apartment units and 60,000 square feet of retail space, on North Glebe Road, in Arlington, Virginia. As of August 5, 2020, despite the headwinds of COVID-19, 217 residential applications have been executed, totaling approximately 44% of the available units, and a total of 189 units were occupied. The addition of The Waycroft nearly doubles the residential component of the portfolio to over 1,000 luxury residential units. The project is anchored by a 41,500 square foot Target store. Target commenced paying rent in July 2020 and is scheduled to commence operations in August. An additional 5,900 square feet of retail space is expected to be operational during the second half of 2020.
The actions taken by federal, state and local governments to mitigate the spread of COVID-19 by ordering closure of nonessential businesses and ordering residents to generally stay at home, and subsequent phased re-openings, have resulted in many of our tenants announcing mandated or temporary closures of their operations and/or requesting adjustments to their lease terms. Experts predict that the COVID-19 pandemic will trigger a period of global economic slowdown or a global recession. COVID-19 could have a material and adverse effect on or cause disruption to our business or financial condition, results from operations, cash flows and the market value and trading price of our securities.
While the Company’s grocery stores, pharmacies, banks and home improvement stores generally remain open, restaurants, if open, are operating at limited capacity, with many offering only delivery and curbside pick-up, and most health, beauty supply and services, fitness centers, and other non-essential businesses are in various phases of re-opening depending on location. As of August 5, 2020, approximately 80% of the Company’s contractual base rent and operating expense and real estate tax recoveries for April, May and June 2020 has been paid. Of the 20% unpaid, rent subject to executed deferral agreements totaled approximately $3.9 million, which represents 8% of total billings and 37% of the total unpaid balance for such period. The Company is generally not charging late fees or delinquent interest on these past due payments and, in many cases, additional rent deferral agreements are being negotiated to allow tenants temporary relief where needed. For additional discussion of how the COVID-19 pandemic has impacted the Company's business, please see Part 1, Item 2 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.
The following is a summary of the Company's consolidated total rent collections for the second quarter and July rent billings, including minimum rent, operating expense recoveries, and real estate tax reimbursements as of August 5, 2020:
2020 Second Quarter
•80% of 2020 Second Quarter total billings has been paid by our tenants (comprised of 82%, 78% and 79%, for April, May and June 2020, respectively.)
▪74% of retail
▪94% of office

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▪100% of residential
▪Additionally, rent deferral agreements comprising approximately 8% of 2020 Second Quarter total billings have been executed (or 37% of the total unpaid balance, including 17% with anchor/national tenants). The executed deferrals typically cover three months of rent and are generally scheduled to be repaid during 2021 and 2022. As a condition to granted rent deferrals, we have sought and received extended lease terms, or waivers of certain adjacent use or common area restrictions.
July 2020
▪84% of July 2020 total billings has been paid by our tenants.
▪79% of retail
▪94% of office
▪99% of residential
▪Additionally, rent deferral agreements comprising approximately 2% of July total billings have been executed (or 10% of the total unpaid balance, including 6% with anchor/national tenants). These deferrals are structured similarly to the second quarter deferrals.
Although we are and will continue to be actively engaged in rent collection efforts related to uncollected rent, and we continue to work with certain tenants who have requested rent deferrals, we can provide no assurance that such efforts or our efforts in future periods will be successful, particularly in the event that the COVID-19 pandemic and restrictions intended to prevent its spread continue for a prolonged period.
During July 2020, the Company closed on two 15-year, non-recourse mortgage loans with a weighted average rate of 3.59% and total proceeds of $52.1 million. One loan is secured by Ashbook Marketplace and the other is secured by certain of our assets at Kentlands. The proceeds from the loans were used to pay down the revolving credit facility. With cash balances of over $53.4 million and borrowing capacity of approximately $200.3 million on July 31, 2020, the Company believes that it has sufficient liquidity and flexibility to meet the needs of the Company's operations as the effects of the COVID-19 pandemic continue to evolve.
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 60 properties which includes (a) 50 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.8 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

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Safe Harbor Statement
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on (i) Form 10-K for the year ended December 31, 2019 and (ii) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in (i) our Annual Report on Form 10-K for the year ended December 31, 2019 and (ii) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

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Saul Centers, Inc.
Consolidated Balance Sheets
(In thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Real estate investments
Land	$503,802	$453,322
Buildings and equipment	1,505,909	1,292,631
Construction in progress	101,359	335,644
	2,111,070	2,081,597
Accumulated depreciation	(584,002)	(563,474)
	1,527,068	1,518,123
Cash and cash equivalents	66,457	13,905
Accounts receivable and accrued income, net	57,926	52,311
Deferred leasing costs, net	27,057	24,083
Prepaid expenses, net	1,579	5,363
Other assets	6,549	4,555
Total assets	$1,686,636	$1,618,340

Liabilities
Notes payable	$791,534	$821,503
Term loan facility payable	74,741	74,691
Revolving credit facility payable	173,642	86,371
Construction loan payable	134,650	108,623
Dividends and distributions payable	19,358	19,291
Accounts payable, accrued expenses and other liabilities	30,311	35,199
Deferred income	24,114	29,306
Total liabilities	1,248,350	1,174,984

Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 40,000,000 shares authorized, 23,342,699 and 23,231,240 shares issued and outstanding, respectively	233	232
Additional paid-in capital	416,793	410,926
Distributions in excess of accumulated earnings	(229,918)	(221,177)
Total Saul Centers, Inc. equity	372,108	374,981
Noncontrolling interests	66,178	68,375
Total equity	438,286	443,356
Total liabilities and equity	$1,686,636	$1,618,340

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	(unaudited)		(unaudited)
Rental revenue	$52,002	$55,953	$107,418	$112,756
Other	1,218	2,188	2,745	5,135
Total revenue	53,220	58,141	110,163	117,891
Expenses
Property operating expenses	6,410	7,115	13,446	15,116
Real estate taxes	7,351	6,819	14,504	13,967
Interest expense, net and amortization of deferred debt costs	12,019	10,793	21,613	21,860
Depreciation and amortization of deferred leasing costs	12,600	11,524	23,881	23,167
General and administrative	4,632	5,140	9,682	9,954
Total expenses	43,012	41,391	83,126	84,064
Net Income	10,208	16,750	27,037	33,827
Noncontrolling interests
Income attributable to noncontrolling interests	(1,880)	(3,518)	(5,445)	(7,148)
Net income attributable to Saul Centers, Inc.	8,328	13,232	21,592	26,679
Preferred stock dividends	(2,798)	(2,953)	(5,596)	(5,906)
Net income available to common stockholders	$5,530	$10,279	$15,996	$20,773
Per share net income available to common stockholders
Basic and diluted	$0.24	$0.45	$0.69	$0.91

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net income	$10,208	$16,750	$27,037	$33,827
Add:
Real estate depreciation and amortization	12,600	11,524	23,881	23,167
FFO	22,808	28,274	50,918	56,994
Subtract:
Preferred stock dividends	(2,798)	(2,953)	(5,596)	(5,906)
FFO available to common stockholders and noncontrolling interests	$20,010	$25,321	$45,322	$51,088
Weighted average shares:
Diluted weighted average common stock	23,338	22,994	23,319	22,929
Convertible limited partnership units	7,902	7,853	7,899	7,844
Average shares and units used to compute FFO per share	31,240	30,847	31,218	30,773
FFO per share available to common stockholders and noncontrolling interests	$0.64	$0.82	$1.45	$1.66

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of revenue to same property revenue (2)
(in thousands)	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Total revenue	$53,220	$58,141	$110,163	$117,891
Less: Acquisitions, dispositions and development properties	(570)	(194)	(700)	(1,083)
Total same property revenue	$52,650	$57,947	$109,463	$116,808

Shopping Centers	$38,058	$42,259	$79,499	$85,417
Mixed-Use properties	14,592	15,688	29,964	31,391
Total same property revenue	$52,650	$57,947	$109,463	$116,808

Total Shopping Center revenue	$38,329	$42,259	$79,900	$85,417
Less: Shopping Center acquisitions, dispositions and development properties	(271)	—	(401)	—
Total same Shopping Center revenue	$38,058	$42,259	$79,499	$85,417

Total Mixed-Use property revenue	$14,891	$15,882	$30,263	$32,474
Less: Mixed-Use acquisitions, dispositions and development properties	(299)	(194)	(299)	(1,083)
Total same Mixed-Use property revenue	$14,592	$15,688	$29,964	$31,391

(2)
Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (3)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net income	$10,208	$16,750	$27,037	$33,827
Add: Interest expense, net and amortization of deferred debt costs	12,019	10,793	21,613	21,860
Add: Depreciation and amortization of deferred leasing costs	12,600	11,524	23,881	23,167
Add: General and administrative	4,632	5,140	9,682	9,954
Property operating income	39,459	44,207	82,213	88,808
Add (Less): Acquisitions, dispositions and development properties	363	12	258	(617)
Total same property operating income	$39,822	$44,219	$82,471	$88,191

Shopping Centers	$29,762	$33,707	$62,306	$67,177
Mixed-Use properties	10,060	10,512	20,165	21,014
Total same property operating income	$39,822	$44,219	$82,471	$88,191

Shopping Center operating income	$29,965	$33,707	$62,614	$67,177
Less: Shopping Center acquisitions, dispositions and development properties	(203)	—	(308)	—
Total same Shopping Center operating income	$29,762	$33,707	$62,306	$67,177

Mixed-Use property operating income	$9,494	$10,500	$19,599	$21,631
Add (Less): Mixed-Use acquisitions, dispositions and development properties	566	12	566	(617)
Total same Mixed-Use property operating income	$10,060	$10,512	$20,165	$21,014

(3) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.